Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC.	Porter, LeVay & Rose, Inc.

William J. Carden Chairman, President & CEO (949) 753-7111	Michael Porter, President - Investor Relations (212) 564-4700

Harry A. Mizrahi, Chief Operating Officer (212) 953-9798

FOR IMMEDIATE RELEASE

AMERICAN SPECTRUM REALTY SELLS EIGHT PROPERTIES FOR $43.8 MILLION,

BUYS TWO HOUSTON OFFICE BUILDINGS

Company Has Three Other Houston Office Buildings Under Contract

IRVINE, CA, September 25, 2003 – American Spectrum Realty, Inc. (AMEX: AQQ) announced today the completion of the sale of eight non-core assets for the total sum of $43.8 million and the acquisition of two office buildings in Houston, TX, with three additional purchases in Houston under contract.  These transactions are part of the Company’s previously announced strategy to refocus its property portfolio to office and industrial in the southwestern United States.

The eight non-core assets sold consisted of an apartment complex in Long Beach, CA ($12.5 million, closed May 15, 2003); an office complex in Kenwood, OH ($5.6 million, closed July 9, 2003); and industrial assets in Indianapolis, IN ($4.0 million, closed July 9, 2003); Indianapolis, IN ($3.2 million closed September 12, 2003); Tucson, AZ ($4.1 million, closed April 10, 2003); Earth City, MO ($3.7 million, closed July 9, 2003); Loveland, OH ($4.8 million, closed July 18, 2003); and Downers Grove, IL ($5.9 million, closed September 12, 2003).

The Company in 2003 has acquired two office buildings in Houston, Texas: one in May, containing 59,550 square feet for 141,268 units of its operating partnership, deferred cash payments and the assumption of debt, and one in July, containing 44,036 square feet for 104,465 units of its operating partnership, deferred cash payments and the assumption of debt.

The Company also has three additional office buildings in Houston, Texas, containing an aggregate of 228,572 square feet, under contract to purchase.  The Company anticipates closing on these three buildings prior to year-end.

William J. Carden, President of American Spectrum, stated, “We continue to make tangible progress toward achieving our goal of becoming a more profitable, focused office and industrial property owner targeting California, Texas and Arizona.  The sale of these properties is in keeping with our goal of becoming more geographically concentrated; and in addition to disposing of our non-core assets, we have also seized the opportunity to increase our market share in Houston.”

Mr. Carden said that the net proceeds of $9.8 million generated by these sales were used primarily to acquire properties and for capital expenditures related to tenant improvements and enhancements on existing properties.

Strategic Realignment

These sales are part of American Spectrum’s strategic realignment of its assets into a more focused operation.  Mr. Carden said, “We are well on our way to becoming a leader in the multi-tenant office and industrial properties in the southwest.  We are confident that the local economies of southern California, Arizona and Texas offer a blend of growth and stability that we are well-positioned to exploit.”

The Company is actively pursuing acquisitions in the office and industrial category. Mr. Carden stated, “Our focus is going to be narrower, but that means deeper as well. American Spectrum’s ongoing portfolio realignment will allow us to make acquisitions that strengthen our bottom line and our brand.”

American Spectrum Realty, Inc. is a diversified real estate investment and management company that currently owns 26 office, industrial, apartment and retail properties in California, Texas, Arizona, South Carolina and the Midwest.  Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona, and to dispose of all properties not in these regions.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate.  Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.